Exhibit 10.1

SIXTH ADDENDUM TO LICENSE AGREEMENT

This sixth addendum (“Sixth Addendum”) is entered into this 30th day of September, 2011 by and between Thomson Reuters (Markets) LLC (as successor to Reuters America LLC) (hereinafter “Reuters”) and GreenHaven Commodity Services, LLC (as assigned from GreenHaven, LLC) (“GCS”). This Sixth Addendum is entered into to modify the License Agreement between Reuters and GCS dated July 19th, 2006, with addendum dated October 11, 2006 (“First Addendum”), addendum dated September 18, 2007 (“Second Addendum”), addendum dated July 7, 2008 (“Third Addendum”), addendum dated September 30, 2009 (“Fourth Addendum”) and addendum dated September 30, 2010 (“Fifth Addendum”), (collectively the “Agreement”).

1.	The exclusivity period specified in Section 1 of the First Addendum shall be extended from October 1, 2011 to October 1, 2012, subject to Reuters right to terminate the exclusivity at any time in the event of the following: a. The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) is less than $275mm for 2 consecutive calendar quarters.

2.	Except as expressly modified by this Sixth Addendum, the terms of the Agreement, and any appendices or addenda thereto, shall remain in full force and effect. In the event of any inconsistencies between the terms of the Agreement or any prior addenda, and this Sixth Addendum, the terms of this Addendum shall prevail and control.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Addendum as of the date set forth below.

Accepted by:

Thomson Reuters (Markets) LLC	GreenHaven Commodity Services, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: